Exhibit 99.(h.22)

AMENDMENT TO SUBLICENSE AGREEMENT

This Amendment to the Sublicense Agreement dated May 16, 2001 (the “Agreement”) between Barclays Global Investors, N.A. (“BGI”), a national banking association, and iShares Trust (“iShares”), a Delaware business trust, is effective as of June 1, 2005.

WHEREAS, pursuant to Section 7 of the Agreement the parties may amend the Agreement from time to time; and

NOW THEREFORE, Exhibit A is hereby deleted in its entirety and amended to read as attached.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the License Agreement to be executed as of the date first set forth above.

BARCLAYS GLOBAL INVESTORS, N.A.

By:	/s/ Michael Latham
Name:	Michael Latham
Title:

By:	/s/ Gregory Friedman
Name:	Gregory Friedman
Title:

ISHARES TRUST

By:	/s/ Raman Suri
Name:	Raman Suri
Title:

Exhibit A

iShares MSCI EAFE Index Fund

iShares MSCI EAFE Growth Index Fund

iShares MSCI EAFE Value Index Fund